UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  3 January 2008

(Date of earliest event reported)

D E E R E  &  C O M P A N Y

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01            Regulation FD Disclosure

Deere & Company One John Deere Place, Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

DEERE TO RELEASE MONTHLY RETAIL-SALES COMMENT

MOLINE, IL (January 3, 2008) — Deere & Company today said it expects to release commentary on December 2007 retail sales next week. The company’s statement will be available in the form of a recorded message, accessible by telephone or over the Internet, after the monthly announcement of industry sales by the Association of Equipment Manufacturers. The AEM report is normally made public on or around the tenth day of the month.

Deere’s statement will provide comment about the AEM data and other information concerning company retail sales of farm machinery, construction equipment, and commercial and consumer equipment.

The company’s comments will be available on the Internet at www.Deere.com, or by phone at (309) 765-5149, for several days following the AEM announcement. The information is expected to be available by telephone shortly before it is posted on the website. Other information regarding developments at Deere may also be posted on the company website from time to time.

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John Deere (Deere & Company - NYSE: DE) is the world’s leading provider of advanced products and services for agriculture and forestry and a major provider of advanced products and services for construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/S/ Marc A. Howze
Marc A. Howze, Secretary

Dated: January 3, 2008